Exhibit 5.1

EAD LAW GROUP, LLC

8275 S. Eastern, Suite 200 Las Vegas, NV 89123 (702)724-2636

ead@eadlawgroup.com

January 13, 2020

Board of Directors

SHE Beverage Company, Inc. 42601 8th Street West, Suite 108

Lancaster CA 93534

Re:	Registration Statement on Form S-1 for SHE Beverage Company, Inc., a California Corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 10,000,000 shares for public sale of the Company's common stock, $.001 par value, to be sold by the issuer at $15.00 per share and 6,835,967 common shares par value $0.001 to be sold by selling shareholders at $15.00 per share.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Certificate of Incorporation of the Company;
ii.	The Registration Statement and the Exhibits thereto; and
iii.	Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

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Re: SHE Beverage Company, Inc.

January 13, 2020

Based on the foregoing, I am of the opinion that the shares to be sold by the issuer will upon the effectiveness of the registration and the issuance of the shares be duly and validly issued, duly authorized and fully paid and non-assessable and that the shares held by the selling shareholders are duly and validly issued, duly authorized and fully paid and non-assessable.

This opinion is limited to the laws of the State of California and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel " in the prospectus comprising part of the Registration Statement.

Sincerely yours,

EAD Law Group, LLC

Elaine Dowling, Esq.